Exhibit 99.(h)(2)

EXHIBIT A

to the Fund Administration and Accounting Agreement

Dated as of November 13, 2025

Series

WisdomTree 500 Digital Fund

WisdomTree Technology and Innovation 100 Digital Fund

WisdomTree Siegel Moderate Digital Fund

WisdomTree Siegel Longevity Digital Fund

WisdomTree Siegel Global Equity Digital Fund

WisdomTree Short-Duration Income Digital Fund

WisdomTree Treasury Money Market Digital Fund

WisdomTree Short-Term Treasury Digital Fund

WisdomTree TIPS Digital Fund

WisdomTree 3-7 Year Treasury Digital Fund

WisdomTree Floating Rate Treasury Digital Fund

WisdomTree 7-10 Year Treasury Digital Fund

WisdomTree Long-Term Treasury Digital Fund

WisdomTree Private Credit and Alternative Income Digital Fund

WisdomTree Equity Premium Income Digital Fund